Filed Pursuant to Rule 433
Registration Statement Nos. 333-102173, 333-102173-01, 333-102173-02 and 333-102173-03 and
Registration Statement Nos. 333-116209, 333-116209-01, 333-116209-02, 333-116209-03, 333-116209-04 and 333-116209-05

FPL GROUP CAPITAL INC

Pricing Term Sheet

August 15, 2006

Issuer:  FPL Group Capital Inc
Underwriting Agreement dated August 15, 2006
Representatives:
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Greenwich Capital Markets, Inc.
Wachovia Capital Markets, LLC

Debentures:
Designation:	5 5/8% Debentures, Series due September 1, 2011
Principal Amount:	$600,000,000
Date of Maturity:	September 1, 2011
Coupon Rate:	5 5/8%
Price to Public:	99.915% of the principal amount thereof
Treasury Benchmark:	4.875% due July 31, 2011
Benchmark Price:	100%
Benchmark Yield:	4.874%
Spread to Benchmark Treasury:	77 basis points
Reoffer Yield:	5.644%
Purchase Price:	$599,490,000
Proceeds to FPL Group Capital (before expenses):	$595,890,000
Closing Date:	August 18, 2006
CUSIP / ISIN Number:	302570AV8 / US302570AV86
Expected Credit Ratings*:
Moody’s Investors Service, Inc.	“A2” (Negative Outlook)
Standard & Poor’s Ratings Services	“A-” (CreditWatch with Negative Implications)
Fitch Ratings	“A” (Stable Outlook)

Make-Whole Call at any time:	100% plus Make-Whole Premium at discount rate equal to Treasury Yield plus 15 basis points

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071 (or emailing offeringmaterials@rbsgc.com) or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.